UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 8, 2019

UNDER ARMOUR, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-33202	52-1990078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1020 Hull Street, Baltimore, Maryland	21230
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (410) 454-6428

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 8, 2019, Under Armour, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement by and among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, PNC Bank, National Association, as syndication agent and the other lenders and arrangers party thereto (the “Credit Agreement”). The Credit Agreement amends and restates the Company’s existing credit agreement and has a term of five years, with permitted extensions under certain circumstances.

The Credit Agreement provides for a revolving credit facility commitment of $1,250.0 million. Commitments under the Credit Agreement may be increased by up to $300.0 million in the aggregate, subject to certain conditions as set forth in the Credit Agreement. Incremental borrowings are uncommitted and the availability thereof will depend on market conditions at the time the Company seeks to incur such borrowings.

Loans under the Credit Agreement may be made, at the Company’s election, in U.S. Dollars, Euros, Pounds Sterling, Japanese Yen and Canadian Dollars. Up to $50.0 million of the revolving credit facility will be available for the issuance of letters of credit and up to $50.0 million of the revolving credit facility will be available for the issuance of swingline loans.

Loans under the Credit Agreement may be prepaid and commitments may be terminated or reduced by the Company without premium or penalty (other than customary breakage costs).

Initially, only the Company will be a borrower under the Credit Agreement, but foreign subsidiaries may become borrowers under the Credit Agreement subject to compliance with certain conditions set forth therein. None of the Company’s subsidiaries are required to guarantee the obligations of the Company or foreign subsidiary borrowers under the Credit Agreement.

Borrowings under the Credit Agreement will bear interest at a rate per annum equal to, at the Company’s option, either (a) an alternate base rate or (b) a rate based on the rates applicable for deposits in the interbank market for U.S. Dollars or the applicable currency in which the loans are made (the “Adjusted LIBO Rate”), plus in each case an applicable margin. The applicable margin for loans will be adjusted by reference to a grid (the “Pricing Grid”) based on a leverage ratio of consolidated total indebtedness to consolidated EBITDA and ranges between 1.00-1.25% (for Adjusted LIBO Rate loans) and 0% - 0.25% (for alternate base rate loans). Additionally, the Company will pay a commitment fee, calculated at a rate per annum determined in accordance with the Pricing Grid, on the average daily unused amount of the revolving credit facility and certain fees with respect to letters of credit.

The Credit Agreement contains negative covenants that, subject to significant exceptions, limit the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, make restricted payments, pledge their assets as security, make investments, loans, advances, guarantees and acquisitions, undergo fundamental changes and enter into transactions with affiliates. The Company is also required to maintain a ratio of consolidated EBITDA to consolidated interest expense of not less than 3.50 to 1.0 and is not permitted to allow the ratio of consolidated total indebtedness to consolidated EBITDA to be greater than 3.25 to 1.0, as described in more detail in the Credit Agreement.

The Credit Agreement contains events of default that are customary for a facility of this nature, including (subject in certain cases to grace periods and thresholds) nonpayment of principal, nonpayment of interest, fees or other amounts, material inaccuracy of representations and warranties, violation of covenants, cross-default to other material indebtedness, bankruptcy or insolvency events, material judgment defaults and a change of control as specified in the Credit Agreement. If an event of default occurs, the commitments of the lenders to lend under the Credit Agreement may be terminated and the maturity of the amounts owed may be accelerated.

In the ordinary course of their business, the financial institutions party to the Credit Agreement and certain of their affiliates have in the past and/or may in the future engage in investment and commercial banking or other transactions of a financial nature with the Company or its affiliates, including the provision of certain advisory services and the making of loans to the Company and its affiliates in the ordinary course of their business for which they will receive customary fees or expenses.

The foregoing does not constitute a complete summary of the terms of the Credit Agreement and reference is made to the complete text of the Credit Agreement, which is filed as Exhibit 10.01 and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference to this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.01 – Credit Agreement, dated March 8, 2019, by and among Under Armour, Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, PNC Bank, National Association, as Syndication agent and the other lenders and arrangers party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNDER ARMOUR, INC.

Date: March 8, 2019	By:	/s/ David E. Bergman
Name: David E. Bergman
Title: Chief Financial Officer